UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 8, 2018

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	36909	20-8203420
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 275 Houston, TX (Address of principal executive offices)	77043 (Zip Code)

281-531-7200 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2018, Eco-Stim Energy Solutions, Inc. (the “Company”) executed a Negotiable Demand Promissory Note (the “Note”) in the principal amount of up to $15.0 million in favor of Eco-Lender, LLC, a Delaware limited liability company and an affiliate of one or more funds that are managed by Fir Tree, Inc. and/or its affiliates, which funds collectively hold a majority of the outstanding shares of capital stock of the Company (the “Lender”). Pursuant to the Note, on June 8, 2018, the Lender advanced approximately $5.5 million of funds (before transaction expenses) to the Company (the “Initial Advance”). The Company does not have any right to re-borrow any amounts that have been advanced and repaid under the Note. In addition, the Lender is not obligated to make any additional advances under the Note following the Initial Advance.

Interest on the unpaid principal balance of the Note accrues at an annual rate of 10%, subject to a default interest rate of 14.00% or 24.00% depending on the payment date following the occurrence of a default. All payments of principal, interest and other amounts under the Note are payable immediately upon written demand by the Lender to the Company; provided, however, the Lender cannot make any demand for payment under the Note until the earlier of (A) 45 days after the date of the Note, (B) the occurrence of a material adverse change as defined in the Note and determined by the Lender in its sole and absolute discretion, (C) the occurrence of any default or event of default under any material agreement of the Company or any of its subsidiaries, and (D) the date upon which the Company or any of its subsidiaries ceases operating for any reason.

The Company may prepay, in whole or in part, at any time, the principal, interest and other amounts owing under the Note subject to a prepayment premium of 4.00% of the aggregate amount of such prepayment (inclusive of interest and other amounts due and owing under the Note), provided that the minimum amount of any such prepayment is equal to the lesser of $1 million and the then outstanding balance of the Note.

All of the Company’s obligations under the Note are guaranteed by EcoStim, Inc., a Texas corporation and a wholly owned subsidiary of the Company (“EcoStim”), and secured by a security interest (subject to permitted liens) in substantially all of the personal property of the Company and EcoStim, including 100% of the outstanding equity of the Company’s U.S. subsidiaries and 65% of the outstanding equity of the Company’s non-U.S. subsidiaries; provided, however, that the Lender has a subordinate lien on those assets of the Company and EcoStim that are subject to a lien of Porter Capital Corporation pursuant to that certain Recourse Receivables Purchase & Security Agreement, dated as of February 8, 2018, among the Company, EcoStim and Porter Capital Corporation.

The proceeds of the Note will be used by the Company for general working capital purposes and for the payment of certain fees and expenses incurred in connection with the issuance of the Note, including without limitation, a $200,000 closing fee paid to Lender and reimbursement of Lender’s counsel’s fees and expenses.

The foregoing description is a summary of the Note, does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Negotiable Demand Promissory Note, dated June 8, 2018, issued by Eco-Stim Energy Solutions, Inc. to Eco-Lender, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-STIM ENERGY SOLUTIONS, INC.

	By:	/s/ Jon Christopher Boswell
Jon Christopher Boswell
President and Chief Executive Officer

Date: June 13, 2018